NEWS		Exhibit 99
	For Release:	November 2, 2009

	Contact:	Amy Rutledge
Communications Manager
218-723-7400
218-348-2961
arutledge@mnpower.com

Minnesota Power requests rate increase to support
infrastructure and environmental improvements

Duluth, Minn.—To support a stronger electric system and a healthier environment for its customers in Northeastern Minnesota, today Minnesota Power asked for an $81 million net increase in electric retail rates. New rates approved by the Minnesota Public Utilities Commission are expected to go into effect in 2011. The company has requested that interim rates be implemented in early 2010.

Minnesota Power, an ALLETE (NYSE:ALE) company announced earlier this fall its intent to file for additional revenues to recover the costs of significant investments to ensure current and future system reliability, enhance environmental performance and bring new renewable energy to Northeastern Minnesota.

If the request is approved, Minnesota Power estimates that an average residential customer, using 755 kilowatt-hours, would see an increase of $13 on their monthly bill.  The new rate request also includes shifting $14 million in line items currently reflected on customers’ bills into base rates. That shift would result in no net increase or decrease on customers bills.

“We’ve worked hard to keep our customers’ costs low by negotiating competitive fuel contracts, company-wide discretionary spending reductions, and pay freezes,” said ALLETE Chairman and CEO Don Shippar.  “At the same time, our customers and policymakers expect us to deliver reliable power and increase our generation from renewable energy sources. The ongoing investment in our system reflects our commitment to maintaining a robust, reliable system and providing cleaner energy that results in long-term benefits for our customers and the region.”

The new rates help to pay for a series of upgrades at the company’s Boswell Energy Center’s four generating units in Cohasset that directly benefit Minnesota’s environment. A three year project at the facility’s second largest unit is scheduled to be completed this month and is expected to reduce emissions by 80 to 90 percent.

The acquisition of a large DC transmission line between North Dakota and Minnesota is also part of the request. That acquisition is currently pending state and federal regulatory approval. The 465 mile existing line will ultimately be used to deliver wind energy to customers in Minnesota, including from the company’s Bison 1 energy center. Site development for the 75 megawatt project is currently underway near New Salem, North Dakota.

“While we continue to build our wind, water and biomass resources, we also know that our customers want and need the competitively priced power that is produced at our existing generating units. Our upgrades will result in cleaner, more efficient, state-of-the-art operations at these facilities,” said Shippar.

Overall, due to lower fuel costs, customers’ bills have remained relatively flat and their electric rates have remained competitive in the region even with last year’s interim rate increase.  Final rates for the company’s May 2008 request will go into effect with this month’s bills.

Through its Power of One program, Minnesota Power offers customers a number of rebates, tools and programs to help conserve energy and save on their monthly bill. Go to www.mnpower.com for more details.

For more information regarding Minnesota Power’s rate request go to www.straightenergyanswers.com. The public will have the chance to provide input regarding the rate request at upcoming public hearings. Those dates will be set by the administrative law judge that will be assigned to Minnesota Power’s rate case proceeding.

Minnesota Power provides retail electric service within a 26,000-square-mile area in northeastern Minnesota to 144,000 customers and wholesale electric service to 16 municipalities. More information can be found at: www.mnpower.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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This exhibit has been furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.